Exhibit 99.1

M I Acquisitions, Inc. Announces Date of Annual Meeting of Shareholders and Record Date

NEW YORK, May 21, 2018 /PRNewswire/ -- M I Acquisitions, Inc. (NASDAQ: MACQU, MACQ, MACQW) ("M I"), a Magna-sponsored special purpose acquisition company, today announced that it has set the date of M I's annual meeting of shareholders for Friday, June 15, 2018. The meeting will begin at 10:00 a.m. local time at the offices of Loeb & Loeb, LLP which are located at 345 Park Ave, New York, New York 10154. The record date for those eligible to receive notice of and to vote at the annual meeting of shareholders is May 29, 2018.

About M I Acquisitions

M I is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities sponsored by NY-based investment firm, Magna. In September 2016, M I consummated a $54.7 million initial public offering of 5.73 million units, each unit consisting of one share of common stock and one redeemable common stock purchase warrant, at a price of $10.00 per unit. M I’s securities are quoted on the NASDAQ stock exchange under the ticker symbols MACQ, MACQW and MACQU.

Important Notice Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the M I, including those set forth in the Risk Factors section of M I’s annual report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. M I undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.